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                                                                    Exhibit (e)

                            DISTRIBUTION AGREEMENT

   THIS AGREEMENT is made as of this [__] day of [________], 2007 between Barclays Foundry Investment Trust (the "Trust"), a Delaware statutory trust, on behalf of each series of the Trust now or hereafter identified on Schedule I hereto (each a "Portfolio" and collectively, the "Portfolios") and SEI Investments Distribution Co. (the "Distributor"), a Pennsylvania corporation. Each of the Trust and the Distributor are referred to herein individually as a "Party" and together as the "Parties". Absent written notification to the contrary by either the Trust or the Distributor, each new investment portfolio established in the future shall automatically become a "Portfolio" for all purposes hereunder and shares of each new class established in the future shall automatically become "Shares" for all purposes hereunder as if set forth on
Schedule I.

   WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and its Shares (as defined below) will be registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

   WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act");

   NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

ARTICLE 1. Sale of Shares. The Trust grants to the Distributor the right to sell shares of the Portfolios of the Trust (the "Shares") at the net asset value per Share, plus any applicable sales charges in accordance with the Portfolios' current prospectuses, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws"); provided that the Trust reserves the right to sell Shares in connection with orders received directly by the Trust and further reserves the right to suspend the offer and sale of Shares of any Portfolio if and for such periods as the Trust determines to be in its best interest. The Distributor shall promptly transmit any orders received by it to the transfer agent for the Trust.

ARTICLE 2. Solicitation of Sales.

   (a) In consideration of the rights granted herein to the Distributor, the Distributor agrees, subject to the oversight and direction of the Trust, to use all reasonable efforts in connection with the distribution of Shares of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The Distributor shall, at its own expense, finance such activities as it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, and compensation of underwriters, dealers and sales personnel. The Distributor may be reimbursed for all or a portion of the expenses described above, provided such expenses are reasonable or have otherwise been approved by the Trust or Barclays (as defined below), and/or compensated for services rendered hereunder, to the extent permitted by a distribution plan adopted by the Trust on behalf of a Portfolio pursuant to Rule 12b-1 under the 1940 Act, as provided in Article 6. The provisions of

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this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.

   (b) The Distributor may enter into written agreements with brokers, dealers and other financial institutions and intermediaries (together "Sub-Distributors"), based on such form(s) of selling agreements as may be approved by the Trust's Board of Trustees from time to time. In entering into and performing such agreements, the Distributor shall act as principal and not as agent for the Trust or any Portfolio.

   (c) The Distributor shall review and file advertising materials provided to the Distributor by the Trust or Barclays with the SEC and the National Association of Securities Dealers, Inc. (the "NASD") to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder and the rules of the NASD.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations and approved by the Trust or Barclays.

ARTICLE 4. Compliance with Laws and Related Matters.

   (a) The term "Law" shall mean any now-existing or hereafter enacted
(i) multinational, country, state, provincial, local or other law or statute;
(ii) rule or regulation issued by a regulatory body; (iii) written or authoritative interpretation by a regulatory body of any such law, statute, rule or regulation; and (iv) enforceable regulatory guidance, any judicial, governmental, or administrative order, judgment, decree or ruling or written and enforceable requirements of self-regulatory bodies and organizations. In connection with all matters relating to this Agreement, the Distributor agrees to comply with all applicable Laws. The Distributor represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules, as defined thereunder. The Distributor agrees to notify the Trust immediately in the event of its expulsion or suspension by the NASD.

   (b) The Distributor further represents and warrants that it (i) has adopted an anti-money laundering compliance program ("AML Program") that satisfies the requirements of all applicable Laws, and (ii) shall notify the Trust promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and shall promptly remedy any material deficiency of which it learns.

   (c) The Distributor represents and warrants that it has adopted policies and procedures that are reasonably designed to prevent violation of the federal securities laws as provided under Rule 38a-1 under the 1940 Act with respect to the services to be provided to the Trust under this

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Agreement. The Distributor agrees to cooperate fully with the Trust in the
Trust's efforts to ensure that the Distributor, as a service provider to the Trust, adopts and maintains policies and procedures reasonably designed to prevent violation of the federal securities laws, as contemplated by Rule 38a-1 under the 1940 Act. The Distributor shall provide the Trust with such information with respect to the Distributor's business continuity plan as the Trust may reasonably request.

ARTICLE 5. Registration of Shares. The Trust agrees that it shall use its best efforts to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectuses and statements of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

ARTICLE 6. Compensation. As compensation for providing the services under this
Agreement:

   (a) The Distributor shall receive from the Trust:

      (1) all distribution fees, at the rate and under the terms and conditions set forth in the Trust's distribution plan adopted under Rule 12b-1 ("12b-1 fees") applicable to the appropriate class of Shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose; provided that the Distributor shall not be entitled to receive any fees paid under the Trust's investment management agreement that may be considered an indirect payment to finance activities or services that are primarily intended to result in the sale of Shares, which fees are deemed paid pursuant to any "defensive" distribution plan adopted by the Trust;

      (2) all front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Trust's registration statement, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

      (3) all contingent deferred sales charges ("CDSCs"), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust's registration statement, as amended from time to time, or as otherwise required pursuant to applicable Law.

   (b) The Distributor may pay any or all of the 12b-1 fees, front-end sales charges and CDSCs which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine, and in accordance with the Trust's registration statement.

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   (c) The Distributor shall prepare reports for the Board of Trustees of the
Trust regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

   (d) As agreed from time to time by the Distributor and Barclays Global Fund Advisors, the adviser for the Portfolios, or any of its affiliates (collectively, "Barclays"), Barclays may reimburse or compensate the Distributor in connection with certain services provided by the Distributor with respect to the Shares.

ARTICLE 7. Indemnification of Distributor by Trust.

   (a) The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, alleging that the registration statement, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statement not misleading. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

   (b) In no case (i) is the indemnity by the Trust in favor of the Distributor or any other person indemnified to be deemed to protect the Distributor or such person against any liability to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, breach of any of its representations or warranties in this Agreement or its violation of Law, or
(ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

   (c) The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be

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conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit, whose approval shall not be unreasonably withheld, conditioned or delayed. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it shall reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. No settlement shall be subject to indemnification hereunder unless the Distributor shall have approved such settlement (such approval not to be unreasonably withheld, conditioned or delayed). Neither the Distributor nor any other person indemnified shall confess any claim or make any compromise in any case in which the Trust may be required to indemnify it except with the Trust's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

   (d) The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers in connection with the issuance or sale of any of the Shares.

ARTICLE 8. Insurance; Indemnification of Trust by Distributor.

   (a) Insurance. The Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to registered investment companies of similar size and risk profile to the Trust and for the Distributor's business as a whole. The Distributor shall notify the Trust upon receipt of any notice of any material adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Trust of any material claims against the Distributor that are reasonably expected to materially and adversely affect Distributor's obligations pursuant to this Agreement, whether or not covered by insurance, and, upon request (provided such request shall not be made more than once during any calendar quarter), shall notify the Trust of the total outstanding claims made by the Distributor under the Distributor's insurance coverage.

   (b) Indemnification of Trust by Distributor.

      (1) The Distributor covenants and agrees that it shall indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising: (i) by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor, or (ii) by reason of the Distributor's willful misfeasance, bad faith or negligence in the

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   performance of its duties or by reason of the Distributor's reckless disregard of its obligations and duties under this Agreement, breach of any of its representations or warranties in this Agreement or its violation of Law.

      (2) In no case (i) is the indemnity by the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or such person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, breach of any representation or warranty in this Agreement or violation of Law, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

      (3) The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants, whose approval shall not be unreasonably withheld, conditioned or delayed. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it shall reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them. No settlement shall be subject to indemnification hereunder unless the Trust shall have approved such settlement (such approval not to be unreasonably withheld, conditioned or delayed). Neither the Trust nor any other person indemnified shall confess any claim or make any compromise in any case in which the Distributor may be required to indemnify it except with the Distributor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

      (4) The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the Trust and offer or sale of any of the Shares

ARTICLE 9. Confidentiality.

   (a) Definition of Confidential Information. "Confidential Information" of a Party means: (i) any non-public, commercially sensitive information belonging to, concerning or in the possession or control of a Party or its affiliates (the "Furnishing Party") that is furnished, disclosed or otherwise made available to the other Party or its affiliates (the "Receiving Party");

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and (ii) which is either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature; or (iii) which is of a type that a reasonable person would recognize to be commercially sensitive. Any notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of the Receiving Party that contain or otherwise reflect or refer to Confidential Information of the Furnishing Party shall also be considered Confidential Information of the Furnishing Party. In the case of the Trust, "Trust Confidential Information" includes all Confidential Information to which the Distributor has access in Trust locations or systems, all work product and associated documentation, Trust data, Trust records, Trust software, systems access codes and information concerning the Trust and its affiliates' products, marketing strategies, financial affairs, employees, customers (including without limitation books and records maintained pursuant to Article 14) or suppliers, regardless of whether or how it is marked.

   (b) No Implied Rights. Each Party's Confidential Information shall remain the property of that Party. Nothing contained in this Article 9 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or by implication, any rights or license to the Confidential Information of the other Party. Any such obligation or grant shall only be as provided by other provisions of this Agreement.

   (c) Exclusions. Confidential Information does not include any information that the Receiving Party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (iii) was in possession of the Receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation;
(iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the Receiving Party without use of the Confidential Information of the Furnishing Party. Any exclusion from the definition of Confidential Information contained in this Agreement shall not apply to Personal Information. "Personal Information" means any information which can potentially be used to uniquely identify, contact, or locate a single person.

   (d) Confidentiality Obligations.

      (1) Generally. The Receiving Party shall: (i) use the Furnishing Party's Confidential Information solely for the purposes of performing services required to be provided to the Furnishing Party hereunder; (ii) not disclose, publish, release, transfer or otherwise make available the Furnishing Party's Confidential Information in any form to, or for the use or benefit of, any person or entity without the Furnishing Party's consent, except as may be reasonably necessary for the performance of its duties and obligations, or exercise of its rights, under this Agreement and provided that all such persons or entities agree to be bound by confidentiality terms substantially similar to those set forth herein; (iii) secure and protect the Furnishing Party's Confidential Information from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid unauthorized use or disclosure of its own Confidential Information, but in no event less than reasonable care; and (iv) not duplicate any material containing the Furnishing Party's Confidential Information except in the direct

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   performance of its obligations under this Agreement and then only to such persons who need to know such Furnishing Party's Confidential Information to perform services required to be provided to the Furnishing Party hereunder and who have been informed of the Receiving Party's obligations hereunder.

      (2) Notice of Unauthorized Acts. The Receiving Party shall:

          (A) notify the Furnishing Party promptly upon its becoming aware of:
       (i) any unauthorized disclosure of the Furnishing Party's Confidential Information by either the Receiving Party or any person or entity to which the Receiving Party provides the Furnishing Party's Confidential Information; (ii) any successful attempt by any person to gain possession of the Furnishing Party's Confidential Information without authorization; or (iii) any use of any of the Furnishing Party's Confidential Information without authorization;

          (B) promptly furnish to the Furnishing Party full details that the Receiving Party has or may obtain regarding such unauthorized disclosure and use reasonable efforts to assist the Furnishing Party in investigating or preventing the reoccurrence of any such disclosure;

          (C) reasonably cooperate with the Furnishing Party in any litigation and investigation against third parties deemed reasonably necessary by the Furnishing Party to protect its proprietary rights, which cooperation shall be at the expense of the Furnishing Party except to the extent that any such litigation or investigation relates to a violation by either (x) the Receiving Party of its confidentiality obligations hereunder or (y) any person or entity to which the Receiving Party provides the Furnishing Party's Confidential Information of its confidential terms substantially similar to those set forth herein; and

          (D) promptly take all reasonable actions necessary to prevent a reoccurrence of any such unauthorized disclosure.

   (e) Permitted or Required Disclosures.

      (1) The Receiving Party may disclose relevant aspects of the Furnishing Party's Confidential Information to its officers, directors, agents, professional advisors, approved subcontractors and employees, to the extent that such disclosure is not restricted under this Agreement or any governmental approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations, or exercise of its rights, under this Agreement and provided that all such persons or entities agree to be bound by confidentiality terms substantially similar to those set forth herein. In any event, the Receiving Party shall be responsible for any breach of this Agreement by any such persons or entities to which are provided the Furnishing Party's Confidential Information.

      (2) The Receiving Party shall, at its sole expense, take all reasonable measures to ensure that the Furnishing Party's Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, subcontractors and employees.

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      (3) The Parties' respective obligations in this Article 9 shall not restrict any disclosure required pursuant to any Law; provided, however, that:

          (A) the Receiving Party shall give reasonable and prompt advance notice of such disclosure requirement to the Furnishing Party and give the Furnishing Party reasonable opportunity to object to and contest such disclosure; and

          (B) the Receiving Party shall use reasonable efforts to secure confidential treatment of any such information that is required to be disclosed.

   (f) Return or Destruction.

      (1) As requested by the Furnishing Party during the term of this Agreement, the Receiving Party shall return or provide the Furnishing Party a copy of any designated Confidential Information of the Furnishing Party. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be obligated to return or provide to the Furnishing Party any notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of the Receiving Party that contain or otherwise reflect or refer to Confidential Information of the Furnishing Party (referred to herein as "Work Product"), provided, however, that upon request of the Furnishing Party, the Receiving Party shall destroy such Work Product and certify such destruction to the Furnishing Party.

      (2) Except to the extent this Agreement provides for the Receiving Party to continue to use items that constitute or contain the Furnishing Party's Confidential Information after the date of expiration or termination of this Agreement, the Receiving Party shall return, or at the Furnishing Party's option, destroy all copies of materials containing the Furnishing Party's Confidential Information upon the Receiving Party's cessation of work, completion of its obligations associated with such information under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.

      (3) At the Furnishing Party's request, the Receiving Party shall certify in writing that it has returned or destroyed all copies of the Furnishing Party's Confidential Information in the possession or control of the Receiving Party or any of its affiliates or contractors.

   (g) Duration of Confidentiality Obligations. The Receiving Party's obligations under this Article 9 apply to Confidential Information of the Furnishing Party disclosed to the Receiving Party before or after the effective date of this Agreement and shall continue during the Agreement term and survive the expiration or termination of this Agreement as follows: (i) the Receiving Party's obligations under Article 9(f) shall continue in effect until fully performed; (ii) as to any portion of the Furnishing Party's Confidential Information that constitutes a trade secret under applicable Law, the obligations shall continue for as long as the information continues to constitute a trade secret; and (iii) as to all other Confidential Information of the Furnishing Party, the obligations shall survive for two years after the Receiving Party's fulfillment of its obligations under Article 9(f) with respect to the Confidential Information in question.

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ARTICLE 10. Consequential Damages. In no event and under no circumstances shall either Party to this Agreement be liable to anyone, including, without limitation, the other Party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 11. Term. Subject to the termination rights set forth in Article 12 hereof, the initial term of this Agreement shall begin on the date first set forth above and shall end on March 31, 2008 (the "Initial Term"). Following the expiration of the Initial Term, unless terminated as provided herein, this Agreement shall continue in force from year to year, provided that such annual continuance is approved with respect to the Trust or particular Portfolios by
(i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust's distribution plan or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on the approval. In addition, in any period in which this Agreement is deemed to be an agreement related to a plan adopted under Rule 12b-1 under the 1940 Act, the continuance of this Agreement must be approved at least annually by the Board of Trustees. As used in this Agreement the terms "vote of a majority of the outstanding voting securities" and "interested person" shall have the respective meanings specified in the 1940 Act.

ARTICLE 12. Termination. This Agreement shall automatically terminate in the event of its assignment. In addition, this Agreement (i) may at any time be terminated with respect to the Trust or any Portfolio without penalty by the Distributor, by a vote of a majority of Independent Trustees or by vote of a majority of the outstanding voting securities of the Trust or Portfolio, as applicable, upon not less than sixty days' prior written notice to the other Party, (ii) shall be terminated immediately without notice in the event of expulsion of the Distributor by the NASD, and (iii) may be terminated in the event of suspension of the Distributor by the NASD effective immediately upon written notice of termination to the Distributor from the Trust. As used in this paragraph, the term "assignment" shall have the meaning specified in the 1940 Act.

ARTICLE 13. Disengagement Assistance. Upon termination of this Agreement, the Parties may enter into a mutually agreeable independent contractor arrangement designed to facilitate the deconversion of the Trust from the Distributor's system. Any such agreement shall specify the services to be provided by the Distributor and the fees to be paid by the Trust.

ARTICLE 14. Books and Records. The Distributor shall create and maintain accurate, complete and up-to-date books and records relating to the services provided hereunder in accordance with this Agreement and good business practices and in compliance with applicable Law. The Trust shall retain ownership of all books, records, documents and other information required to be created or maintained hereunder. The Distributor shall, upon the Trust's request, provide access upon reasonable advance written notice during regular business hours to the Trust and its duly authorized representatives and agents, the SEC and the NASD to the books, records, documents and other information created or maintained by the Distributor under this Agreement until the later of (i) seven years after expiration or termination of this Agreement or such earlier date as such books and records are delivered to the Trust; (ii) the date on which matters relating

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to this Agreement (e.g., disputes) that were pending as of the termination date of this Agreement are closed or settled; or (iii) when no longer required for the Trust to comply with applicable Law, including without limitation the rules adopted under Section 31 of the 1940 Act (the "Retention Period"). The Distributor may, at its option at any time upon reasonable prior written notice to the Trust, and shall forthwith upon the Trust's demand, turn over to the Trust (or destroy as set forth in Section 9(f)) and cease to retain in the Distributor's files, books, records, documents and other information created or maintained by the Distributor in performance of its services or for its protection. At the end of the Retention Period, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorization.

ARTICLE 15. Trust Proprietary Information. All proprietary interest, claim or rights in the Trust's client list (which list shall include, but not be limited to, information related to the Trust's shareholders, Sub-Distributors and/or other service providers) and all data of the Trust and its clients (which clients shall include, but not be limited to, the Trust's shareholders, Sub-Distributors and/or other service providers) ("Trust Proprietary Information") shall be and remain the Trust's sole property. The Distributor may use Trust Proprietary Information only to provide the services hereunder and not for any other purpose. Upon termination of this Agreement, all Trust Proprietary Information shall be returned to the Trust, except to the extent necessary for the Distributor to perform continuing obligations. The Distributor shall then destroy its own copies, and certify to the completion of such destruction in writing upon request from the Trust.

ARTICLE 16. Intellectual Property.

   (a) Use of Trust trademarks or service marks (or marks of related companies) by the Distributor shall be prohibited, unless the Parties otherwise agree in a duly authorized writing.

   (b) The Distributor shall indemnify the Trust against loss as a result of any claim that the services (or use thereof) infringe any third party's intellectual property rights.

ARTICLE 17. Notices. Any notice required or permitted to be given by either Party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the Party giving notice to the other Party at the last address furnished by the other Party to the Party giving notice: if to the Trust, c/o Barclays Global Fund Advisors, at 45 Fremont Street, San Francisco, California 94105, and if to the Distributor, at One Freedom Valley Drive, Oaks, Pennsylvania 19456.

ARTICLE 18. Limitation of Liability of the Trustees and Shareholders. The Distributor acknowledges that the Trust's obligations hereunder are binding only on the assets and property belonging to the applicable Portfolio. No Portfolio shall have any liability for the obligations of any other Portfolio. It is expressly agreed that obligations of the Trust hereunder shall not be binding upon any Trustee, shareholder, nominees, officers, agents, or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Trust's Agreement and Declaration of Trust (the "Declaration of Trust"). The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither this authorization nor this execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the applicable Portfolio as provided in the Declaration of Trust.

ARTICLE 19. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.

ARTICLE 20. Assignment; Subcontracting.

   (a) This Agreement shall automatically terminate upon any "assignment" (as defined in the 1940 Act) by the Distributor as provided in Article 12.

   (b) By the Distributor. The Distributor acknowledges and agrees that the services provided hereunder are personal in nature. Accordingly, without the prior written consent of the Trust, the Distributor shall not have the right to transfer or assign its rights or obligations under this Agreement, whether directly or by merger or otherwise by operation of Law, by change of control or otherwise.

   (c) By the Trust. The Trust shall have the right in its sole discretion to transfer or assign its rights or obligations under this Agreement in whole or in part upon the provision of prior written notice to the Distributor, to:
(i) any Trust affiliate so long as the assignee remains an affiliate of the Trust; (ii) a purchaser of all or substantially all of the capital stock or assets of the Trust or any Portfolio, provided that such purchaser or entity agrees in writing to be bound by this Agreement; (iii) a Trust affiliate or to an entity with which the Trust or any Portfolio consolidates or merges; or
(iv) other members of the Barclays group. For the avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of a Portfolio or the Trust in which the Trust is the surviving entity shall not require the written consent of the Distributor.

   (d) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

   (e) Subcontracting. The Distributor may, upon prior notice to the Trust, subcontract for the performance of all or any portion of the services to be provided hereunder to third parties, including any affiliate of the Distributor, provided that the Distributor shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Distributor.

ARTICLE 21. Governing Law; Proceedings.

   (a) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

   (b) Proceedings. The Distributor shall advise the Trust of all threatened or actual legal or other proceedings relating to the services hereunder of which the Distributor becomes aware, and the Trust may participate in the conduct/resolution of any such proceedings in which the Trust could reasonably be expect to incur liability as a result thereof.

ARTICLE 22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 23. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any Law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

ARTICLE 24. Survival. Notwithstanding anything to the contrary in this Agreement, each Party's obligations under Article 7 (Indemnification of Distributor by Trust), 8(b) (Indemnification of Trust by Distributor), 9 (Confidentiality) (as provided in Article 9(g)), 13 (Disengagement Assistance), 14 (Books and Records), 15 (Trust Proprietary Information), 16 (Intellectual Property), 18 (Limitation of Liability of the Trustees and Shareholders), and 21 (Governing Law; Proceedings) hereof shall continue and remain in full force and effect after the termination of this Agreement.

ARTICLE 25. Amendments. This Agreement may be amended or modified only by a written agreement executed by both Parties, except as provided in the introductory paragraph of this Agreement.

ARTICLE 26. Master Agreement. For convenience purposes, this Agreement is being entered into as a master agreement by the Distributor and the Trust on behalf of each Portfolio from time to time set forth on Schedule I hereto. However, this Agreement shall be interpreted as applying solely to each Portfolio individually, and no Portfolio shall be liable for the obligations of any other Portfolio.

ARTICLE 27. Other Agreements. The Distributor and the Trust may from time to time be parties to agreements in addition to this Agreement. The terms of this Agreement shall not be applicable to, or otherwise affect the relationship of the Distributor and the Trust under, such other agreements unless specifically agreed to therein by the Distributor and the Trust. Further, nothing in this Agreement shall limit the obligations of the Distributor or the liabilities of the Distributor for any act or omission of the Distributor under any other agreement pursuant to which the Distributor provides, in any capacity, services to or on behalf of, the Trust or any Portfolio.

                    [Remainder of Page Intentionally Blank]

   IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement as of the day and year first above written.

BARCLAYS FOUNDRY INVESTMENT TRUST

By:
       --------------------------
Name:
Title:

SEI INVESTMENTS DISTRIBUTION CO.

By:
       --------------------------
Name:
Title:

                  [Signature Page to Distribution Agreement]

                                  SCHEDULE I

                                  Portfolios

   LifePath(R) Index Retirement Portfolio

   LifePath(R) Index 2010 Portfolio

   LifePath(R) Index 2020 Portfolio

   LifePath(R) Index 2030 Portfolio

   LifePath(R) Index 2040 Portfolio

Dated: [________] [__], 2007